Exhibit 3.100

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE Of FORMATION

First:	The name of the limited liability company is:

L3TV New York Cable System, LLC.

Second:	The address of its registered office in the State of Delaware is:

The Company Corporation

251 Little Falls Drive

Wilmington, Delaware 19808

New Castle County.

The name of its Registered agent at such address is:

The Company Corporation.

Third:	L3TV New York Cable System, LLC shall commence upon the filing of this Certificate of Formation and shall continue in until dissolved.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 8th day of August 2017.

By:	/s/ Darin Inglish
Darin Inglish
Attorney